Exhibit 99

10050 Crosstown Circle, Suite 500, Eden Prairie, MN  55344

DATALINK CORPORATION ADDS NEW BOARD MEMBER

Technology Industry Veteran Mercedes A. Walton to Join Board

EDEN PRAIRIE, Minn., July 22, 2014 — Datalink (NASDAQ: DTLK), a leading provider of data center infrastructure and services, today announced that Mercedes A. Walton, president and chief executive officer of Ralston Hill Consulting LLC, has been elected to the company’s Board of Directors, effective immediately. The addition of Walton increases Datalink’s board to eight directors.

“We are delighted to have Mercedes join Datalink’s Board of Directors,” said board chairman Jim Ousley. “She brings wide-ranging expertise in corporate strategy and business development, as well as deep experience in technology innovation and commercialization, allowing our board to be an even greater strategic resource for Datalink’s management team. We look forward to the contributions she will make.”

Since fall 2011 Walton has been president and CEO of Ralston Hill Consulting LLC, a privately held technology commercialization consulting practice. She also has significant board experience having previously served on the boards of five public companies including Cryo-Cell International (OTCQB: CCEL), SAVVIS (Nasdaq: SVVS), Norstan (Nasdaq: NRRD), Applied Digital Solutions (Nasdaq: ADSX) and Digital Angel (AMEX: DOC).

“I am thrilled to join Datalink’s well-respected Board of Directors,” said Walton. “I look forward to collaborating with my fellow board members on strategies that will propel Datalink’s commitment to offering broad technological expertise to its customers. Datalink’s Advanced Services portfolio is unparalleled in this industry, and includes a rich suite of data center transformation and IT resiliency offerings, with a best-in-class cloud service management tool. I am excited to help Datalink continue to take advantage of the growth opportunities they face.”

Previously Walton was chairman and CEO of Cryo-Cell International, Inc., where she expanded the client base from 50,000 to over 240,000 and more than doubled the company’s revenue. Walton’s other experience includes senior leadership positions with AT&T last serving as Vice President — Corporate Strategy and Business Development and with Applied Digital Solutions. Walton holds an M.S. in Technology Management from Massachusetts Institute of Technology, a Master’s in Education from Harvard University and a B.A. in Psychology from Smith College.

About Datalink

A complete data center solutions and services provider for Fortune 500 and mid-tier enterprises, Datalink transforms data centers so they become more efficient, manageable and responsive to changing business needs.  Datalink helps leverage and protect storage, server, and network investments with a focus on long-term value, offering a full lifecycle of services, from consulting and design to implementation, management and support.  Datalink solutions span virtualization and consolidation, data storage and protection, advanced network infrastructures, business continuity, and cloud enablement. Each delivers measurable performance gains and maximizes the business value of IT.  For more information, call 800.448.6314 or visit www.datalink.com.

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Company Contacts:

Investors & Analysts

Greg Barnum

Vice President and CFO

Phone:  952-279-4816

Email:  gbarnum@datalink.com

Press

Jill Schmidt

S&S Public Relations, Inc.

Phone: 847-415-9311
Email: jills@sspr.com

Investor Relations

Kim Payne

Investor Relations

Phone:  952-279-4794

Fax:      952-944-7869

Email:  einvestor@datalink.com